Exhibit 10.1 EXECUTION VERSION

March 27, 2023

Jonathan M. Pertchik [ADDRESS OMITTED]

Dear Jonathan:
You and The RMR Group LLC (“RMR”) are entering into this letter agreement (this “Agreement”) to confirm the terms and conditions of your separation from RMR at 11:59 p.m. on the day preceding the closing of the transaction contemplated by the Agreement and Plan of Merger between TravelCenters of America Inc. and BP Products North America Inc. (the “Separation Date”).
I.SEPARATION
(A)Resignation; Payments and Benefits on the Separation Date. Effective on the Separation Date, you hereby resign from any offices you hold at RMR and your employment with RMR will terminate. On the Separation Date, RMR will pay your unpaid wages for the period through the Separation Date, subject to all usual and applicable taxes and deductions. Your participation in the RMR 401(k) plan will also terminate on the Separation Date.
(B)Release Benefits. Provided you sign and do not revoke this Agreement, you will receive the following additional release payments and benefits:
(1)Cash Payment. RMR will pay you a lump sum payment equal to a pro rata portion of the total annual bonus that RMR paid to you for the calendar year 2022, such payment to be calculated by multiplying such annual bonus by a fraction, the numerator of which is the number of days during the calendar year that elapsed prior to the Separation Date and the denominator of which is 365, subject to applicable deductions, within ten (10) days after your Separation Date.
(2)Share Grants. RMR will recommend to the Board of Directors and the Boards of Trustees of The RMR Group Inc. (“RMR Inc.”), Service Properties Trust, Diversified Healthcare Trust, Office Properties Income Trust, Industrial Logistics Properties Trust and Seven Hills Realty Trust (together, the “RMR Public Companies”), as applicable, that all of your existing share grants vest (which vesting includes the lifting of any restrictions) immediately in full upon the later of the Separation Date and the date of the applicable board approval and that you be permitted to settle any resulting tax liability with vesting shares, commonly referred to as “net share settlement,” on a company-by-company basis. RMR will cooperate with you in removing any restrictive legends from your vested shares in the RMR Public Companies.

You agree for the benefit of the applicable RMR Public Company that, for as long as you own the shares referenced above in the RMR Public Companies, your shares shall be voted at any meeting of the shareholders of the RMR Public Companies or in connection with any consent solicitation or other action by shareholders in favor of all nominees for director and all proposals recommended by the Board of Directors or Trustees in the proxy statement for such meeting or materials for such written consent or other action. This obligation does not apply to your estate. If your shares are not voted in accordance with this covenant and such failure continues after written notice and a cure period of at least two (2) days prior to the recording of any applicable vote, you agree to pay liquidated damages to the applicable RMR Public Company in an amount equal to the market value of the shares not so voted. For the avoidance of doubt, this provision is for the benefit of each RMR Public Company only with respect to your shares in such company and is not an agreement with RMR.
You understand and agree that, although the RMR Code of Business Conduct and Ethics will no longer apply to you after the Separation Date, you are subject to all laws and regulations with respect to all of your shares in the RMR Public Companies, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning the RMR Public Companies.
II.RELEASE
You, your heirs, executors, legal representatives, successors and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release and forever discharge RMR, RMR Inc. and any companies managed by RMR from time to time (the “RMR Companies”), and their past, present and future officers, directors, trustees, employees, representatives, shareholders, attorneys, agents, consultants, contractors, successors, and affiliates -hereinafter referred to as the “Releasees” -or any of them of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of any nature whatsoever related to or arising out of your employment or termination thereof, which you, your heirs, executors, legal representatives, successors and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement including, without limitation, any claims arising at law or in equity or in a court, administrative, arbitration, or other tribunal of any state or country arising out of or in connection with your employment by RMR; any claims against the Releasees based on statute, regulation, ordinance, contract, or tort; any claims against the Releasees relating to wages, compensation, benefits, retaliation, negligence, or wrongful discharge; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”), as amended, The ADA Amendments Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act of 1993, as amended, and the Rehabilitation Act, as amended; The Massachusetts Fair Employment Practices Act (Massachusetts General Laws Chapter 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Civil

Rights Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 sections 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 sections 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law and any claims against the Releasees arising under any and all applicable state, federal, or local ordinances, statutory, common law, or other claims of any nature whatsoever except for claims that cannot be released by law.
Nothing in this Agreement shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with RMR.
III.TAX PROVISIONS
You agree that you shall be responsible for and will pay your own tax obligations and/or liabilities created under state or federal tax laws by this Agreement.
IV.NON-DISPARAGEMENT
You agree not to make harmful or disparaging remarks, written or oral, concerning RMR or any RMR Company or any of its or their respective directors, officers, trustees, employees, agents or service providers. Nothing in this provision shall prevent you from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order, prevent you from making any statements subject to attorney client, spousal or other confidentiality privilege, or prevent you from engaging in your Section 7 rights, if any, under the National Labor Relations Act.
V.NON-SOLICITATION
You agree that, for five (5) years following the Separation Date, you will not, directly or indirectly, without the prior written consent of RMR, solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who is, or within the preceding six (6) months was, an employee of RMR or any RMR Company.
VI.CONFIDENTIALITY
You shall not at any time reveal to any person or entity, except to employees of RMR or any RMR Company who need to know such information for purposes of their employment or as otherwise authorized by RMR or the applicable RMR Company in writing, any confidential information of RMR or any RMR Company. Confidential information includes, without limitation, information regarding (i) the marketing, branding, business, operational and financial activities and/or strategies of RMR or any RMR Company (ii) the costs, sources of supply, financial performance, projects, plans, branding, acquisition or dispositions, proposals and strategic plans of RMR or any RMR Company (iii) any non-public financial information or practices of RMR or any RMR Company; and (iv) information and discussions concerning any past or present lawsuits, arbitrations or other pending or threatened disputes in which RMR or any RMR Company is or was a party.
Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited, to the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law. You do not need prior authorization of RMR to make any such reports or disclosures and you are not required to notify RMR that you have made such reports or disclosures. Further, nothing in this Agreement is intended to interfere with your rights to disclose any information which an employer cannot prohibit you from disclosing pursuant to applicable law.
VII.ADEA ACKNOWLEDGMENT
You acknowledge that you have carefully read and fully understand this Agreement. You acknowledge that you have not relied on any statement, written or oral, which is not set forth in this Agreement. You further acknowledge that you are hereby advised in writing to consult with an attorney prior to executing this Agreement; that you are not waiving or releasing any rights or claims that may arise after the date of execution of this Agreement; that you are releasing claims under the Age Discrimination in Employment Act (ADEA); that you execute this Agreement in exchange for monies in addition to those to which you are already entitled; that you were provided a period of at least twenty-one (21) days within which to consider this Agreement and a period of seven (7) days following your execution of this Agreement to revoke your ADEA waiver as provided below; that if you voluntarily execute this Agreement prior to the expiration of the 21st day, you will voluntarily waive the remainder of the 21 day consideration period; that any changes to this Agreement by you once it has been presented to you will not restart the 21 day consideration period; and you enter into this Agreement knowingly, willingly and voluntarily in exchange for the release payments and benefits. To receive the release payments and benefits provided in this Agreement, this Agreement must be signed and returned to Diane Proctor, at, if by physical delivery, RMR, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, or at, if by email delivery, dproctor@rmrgroup.com, by April 17, 2023.
You may revoke your release of your ADEA claims up to seven (7) days following your signing this Agreement. Notice of revocation must be received in writing by Diane Proctor, at, if by physical delivery, RMR, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, or at, if by email delivery, dproctor@rmrgroup.com, no later than the seventh day (excluding the date of execution) following the execution of this Agreement. The ADEA release is not effective or enforceable until expiration of the seven day period. However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following your execution of this Agreement. The parties agree that if you exercise your right to revoke this Agreement, then you are not entitled to any of the release payments and benefits set forth in Section I.C. of this Agreement.

VIII.ENTIRE AGREEMENT AND AMENDMENTS
This Agreement constitutes the entire agreement between the parties concerning the terms and conditions of your separation of employment from RMR and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties, except for the Mutual Agreement to Resolve Disputes and Arbitrate Claims, which remain in full force and effect. Any amendments to this Agreement shall be in writing and signed by you and an authorized representative of RMR.
IX.SEVERABILITY
In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator or arbitration panel to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.
X.GOVERNING LAW, SUCCESSOR AND ASSIGNS AND JURISDICTION
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to any conflict of law principles, and shall be binding upon and inure to the benefit of you and your heirs, successors, and beneficiaries, and RMR and its agents, affiliates, representatives, successors, and assigns.
The parties irrevocably agree that any dispute regarding this Agreement shall be settled by binding arbitration in accordance with the Mutual Agreement to Resolve Disputes and Arbitrate Claims.
If you determine to accept this Agreement, understand it, and consent to it, please sign in the space provided below and return a copy so signed to us.

Very truly yours,

/s/ Diane Proctor
Diane Proctor
Vice President, Human Resources

AGREED TO AND ACCEPTED:

/s/ Jonathan M. Pertchik
Jonathan M. Pertchik

Dated: April 10, 2023